SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

File No. 0-17973

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CROWN FINANCIAL HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CROWN FINANCIAL HOLDINGS, INC.

525 Washington Boulevard

Jersey City, NJ 07310

(201) 459-9500

June 20, 2005

Dear Shareholder:

It is my pleasure to invite you to Crown Financial Holdings, Inc.’s 2005 Annual Meeting of Shareholders.

We will hold the meeting on [Thursday, July 28, 2005 at the Courtyard by Marriott Jersey City/Newport, 540 Washington Boulevard, Jersey City, New Jersey 07310 at 8:00 a.m]. In addition to the formal items of business, I will be available at the meeting to answer your questions. This booklet includes the Notice of Annual Meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting, and provides information about our company. This proxy statement is being mailed to all shareholders on or about July 5, 2005. We urge you to read this information carefully.

Please note that only shareholders of record at the close of business on June 10, 2005, the record date, may vote at the meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Very truly yours,

CROWN FINANCIAL HOLDINGS, INC.

By:	/s/ JOHN P. LEIGHTON
Chairman of the Board of Directors

CROWN FINANCIAL HOLDINGS, INC.

Newport Tower, 34th Floor

525 Washington Boulevard, Jersey City, New Jersey 07310

tel: (201) 459-9500

Notice of Annual Meeting of Shareholders

To the Shareholders of Crown Financial Holdings, Inc.:

Notice is hereby given that an Annual Meeting of Shareholders (Annual Meeting) of Crown Financial Holdings, Inc., a New Jersey corporation (Crown Holdings), will be held at the [Courtyard by Marriott Jersey City/Newport, 540 Washington Boulevard, Jersey City, New Jersey 07310 on Thursday, July 28, 2005 at 8:00 a.m.], for the following purposes, which are fully described in the accompanying proxy statement:

1. To elect directors, each to serve until the next shareholder meeting or until his successor has been duly elected and qualified;

2. To ratify the appointment of Marcum & Kliegman LLP as our independent registered public accountants;

3.	To approve an amendment to our Certificate of Incorporation increasing the authorized number of common stock shares from 25,000,000 to 75,000,000 and the authorized number of preferred stock shares from 200,000 to 1,000,000; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of record of shares of our common stock and Series A Convertible Preferred Stock (Series A Preferred) at the close of business on June 10, 2005 (Record Date) are entitled to notice of, and to vote at, the Annual Meeting. On that day, 18,463,902 shares of common stock and 7,807 shares of Series A Preferred were outstanding. Each share of Series A Preferred is convertible into 1,000 shares of common stock and has voting rights on an as converted basis. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination, for proper purposes, during ordinary business hours at our corporate offices, Newport Tower, 34th Floor, 525 Washington Boulevard, Jersey City, New Jersey 07310, during the ten days before the Annual Meeting. Your vote is very important regardless of how many shares of our stock you own.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By order of the Board of Directors,

/s/ REGINA H. CONNOLLY
Regina H. Connolly
Corporate Secretary

Jersey City, New Jersey

June 20, 2005

Crown Financial Holdings, Inc.

Information about the Annual Meeting and Voting	1

Why did you send me this proxy statement?	1

What is Crown Financial Holdings, Inc. (Crown Holdings)?	1

How many votes do I have?	2

What proposals will be addressed at the Annual Meeting?	2

Why would the Annual Meeting be postponed?	3

How do I vote in person?	3

How do I vote by proxy?	3

May I revoke my Proxy?	3

Where are Crown Holdings’ principal executive offices?	4

What Vote is required to approve each proposal?	4

Are there any dissenters’ rights of appraisal?	4

Who bears the cost of soliciting proxies?	4

How can I obtain additional information regarding Crown Holdings?	5

Information about Crown Holdings Stock Ownership	5

Which shareholders own at least 5% of Crown Holdings?	5

How much stock is owned by directors and executive officers of Crown Holdings?	7

Do any of the officers and directors have an interest in the matters to be acted upon?	8

Did directors, executive officers and greater-than-10% shareholders comply with Section 16(a) beneficial ownership reporting requirements during fiscal year ended January 31, 2005?	9

Information about Directors and Executives Officers	9

Directors and Executives Officers	9

Nominees to the Board of Directors	12

The Board of Directors	12

Committees of the Board of Directors	13

Code of Conduct and Ethics	14

Director Nominations by Shareholders	14

Communicating with the Board	15

Audit Committee Report	16

Audit Committee Pre-Approval of Audit and Non-Audit Services	17

Compensation of Executive Officers and Directors	18

Compensation Committee Report on Executive Compensation	21

Employment Agreements, Termination of Employment and Change-In-Control Arrangements	23

Compensation Committee Interlocks and Insider Participation	24

Stock Option Plans	25

Share Performance Graph	25

Certain Relationships and Related Transactions	26

Principal Accountant Fees and Services	27

Annual Meeting Proposals
Proposal 1	29
Proposal 2	29
Proposal 3	30
Other Proposed Actions	32
Shareholder Proposals and Submissions	32

Appendix A – Draft Certificate of Amendment of Certificate of Incorporation

Proxy Card

Crown Financial Holdings, Inc.

Annual Meeting of Shareholders to be held on

[July 28, 2005]

Proxy Statement

Dated June 20, 2005

Information about the Annual Meeting and Voting

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (Board) of Crown Financial Holdings, Inc. (Crown Holdings) is soliciting your proxy vote at the 2005 Annual Meeting of Shareholders (Annual Meeting). This proxy statement summarizes the information you need to vote intelligently on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

What is Crown Financial Holdings, Inc.?

In January 2005, Crown Financial Group, Inc., a New Jersey corporation and a NASD broker-dealer (Group) effected a holding company reorganization as permitted under New Jersey corporate laws. For that purpose, Group formed Crown Holdings and, after the holding company reorganization, became a wholly-owned subsidiary of Crown Holdings. The holding company organizational structure was effected pursuant to an Agreement and Plan of Merger (Merger Agreement), by and among Group, Crown Holdings and CFGI Merger Sub, Inc., a New Jersey corporation formed for the sole purpose of effecting the organization. The Merger Agreement provided for the merger of CFGI Merger Sub with and into Group, after which Group remained as the surviving entity and became a wholly-owned subsidiary of Crown Holdings. The holding company reorganization did not require shareholder approval under New Jersey laws.

As a result of the Merger, Group’s shareholders became shareholders of Crown Holdings and have the same number of shares and percentage ownership and the same rights, privileges and interests with respect to Crown Holdings that they held in Group immediately prior to the reorganization. Additionally, each outstanding option or warrant to purchase shares of the Group’s common stock were automatically converted into an option or warrant to purchase, upon the same terms and conditions, an identical number of shares of Crown Holdings’ common stock. The conversion of shares of capital stock in the Merger occurred without an exchange of certificates. Certificates representing shares of outstanding capital stock of Group are deemed to represent the same number of shares of capital stock in Crown Holdings. The authorized capital stock of Crown Holdings, the designations, rights, powers and preferences of such capital stock and the qualifications, limitations and restrictions thereof were also consistent with those of Group’s capital stock immediately prior to the Merger. The directors of Crown Holdings were the same individuals who were directors of Crown Holdings immediately prior to the Merger.

Prior to February 17, 2005, Group was a registered broker dealer engaging in market making activities in excess of approximately 7,000 securities listed on the Nasdaq National Market System, Nasdaq SmallCap, OTC Bulletin Board and the Pink Sheets. Group provided securities market making, trading, underwriting, investment banking and brokerage services, primarily for institutions and corporations. On February 22, 2005, Crown Holdings announced that Group, its wholly-owned broker-dealer subsidiary, had voluntarily ceased market making activities due to issues related to net capital requirements of broker dealers as mandated by the SEC. On May 23, 2005, the NASD staff issued a letter to Group stating that it was required to cease conducting a securities business, based on Group’s May 20, 2005 notice to the SEC and NASD that it was not in compliance with its minimum net capital requirement. As of the date hereof, Group is not conducting a securities business and is in the process of seeking strategic investment. Group remains as a registered broker-dealer with the SEC and is an NASD member.

How many votes do I have?

We will be sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about July 5, 2005 to all shareholders. At the close of business on June 10, 2005 (Record Date) shareholders who owned our (i) common stock are entitled to 1 vote for each share of common stock they held on that date, in all matters properly brought before the Annual Meeting and (ii) Series A Convertible Preferred Stock (Series A Preferred) are entitled to 1,000 votes for each share of Series A Preferred. Series A Preferred shares vote equally with the common stock shares, on an as converted basis, and not as a separate class, with the exception of Proposal #3. On the Record Date, we had 18,463,902 shares of common stock and 7,807 shares of Series A Preferred shares issued and outstanding.

Class of Stock	Shares Outstanding	Equivalent Votes
Common Stock	18,463,902	18,463,902
Series A Convertible Preferred Stock	7,807	7,807,000

Total votes at the Annual Meeting		26,270,902

What proposals will be addressed at the Annual Meeting?

We will address the following proposals at the Annual Meeting:

1.	Election of directors, each to serve until the next shareholder meeting or until his successor has been duly elected and qualified;

2.	Ratification of the appointment of Marcum & Kliegman LLP as our independent registered public accountants;

3.	Approval of an amendment to our Certificate of Incorporation increasing the authorized number of common stock shares from 25,000,000 to 75,000,000 and the authorized number of preferred stock shares from 200,000 to 1,000,000; and

4.	Transaction of any other business that may properly be presented at the Annual Meeting or any adjournment thereof.

Why would the Annual Meeting be postponed?

The Annual Meeting will be postponed if a quorum is not present on the date of the meeting. A majority of the voting stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum at all meetings of the shareholders for transaction of business. If a quorum is not present, the Annual Meeting may be postponed to a later date when a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business, but are not counted as an affirmative vote for purposes of determining whether a proposal has been approved. For the purposes of determining whether a proposal has received a majority of votes cast, where a shareholder abstains from voting, those shares will be counted against the proposal.

How do I vote in person?

If you plan to attend the Annual Meeting, or at a later date if it is postponed, and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit, authorizing you to vote the shares.

How do I vote by proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares now, in accordance with the instructions on the proxy card. You have several voting options, including the internet, phone or mail. Voting now will not affect your right to attend the Annual Meeting and vote in person.

If you vote on a timely basis as described above, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you vote, but do not make specific choices, your proxy will vote your shares as recommended by our Board as follows:

•	“For” the election of directors;

•	“For” ratification of Marcum & Kliegman LLP; and,

•	“For” the approval of the amendments to our Certificate of Incorporation to increase authorized capital stock.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

•	You may send in another proxy with a later date.

•	You may notify us in writing (by you or your attorney authorized in writing, or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting, that you are revoking your proxy.

•	You may vote in person at the Annual Meeting.

Where are Crown Holdings’ principal executive offices?

Our principal executive offices are located at 525 Washington Boulevard, Jersey City, NJ 07310. Our telephone number is (201) 459-9500.

What vote is required to approve each proposal?

Proposal 1:    Election of Directors

A plurality of the eligible votes cast is required to elect director nominees. A nominee who receives a plurality means he has received more votes than any other nominee for the same director’s seat. So, if you do not vote for the nominee, or you indicate “withhold authority to vote” for the nominee on you proxy card, your vote will not count either “for” or “against” the nominee. Owners of common stock are not entitled to cumulative voting in the election of directors.

Proposal 2:    Ratification of Independent Registered Public Accountants

The vote of the holders of a majority of stock having voting power present in person or represented by proxy at the Annual Meeting is required for approval of Proposal 2.

Proposal 3:    Amendment to the Certificate of Incorporation to Increase Authorized Capital Stock.

The affirmative vote of two-thirds of the shares of each class outstanding and entitled to vote on the proposal at the Annual Meeting is required for approval of Proposal 3. Upon approval by the required shareholder vote, the amendment will become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the Department of State of the State of New Jersey, which filing is anticipated to occur shortly following the Annual Meeting. A copy of this Amendment is included as Appendix A to this proxy statement for your reference.

Are there any dissenters’ rights of appraisal?

The Board has not proposed any action for which the laws of the State of New Jersey, our Certificate of Incorporation or By-laws provide a right of a shareholder to dissent and obtain payment for shares.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. We estimate that the costs associated with solicitations of the proxies requested by this proxy statement will be approximately $10,000.

How can I obtain additional information regarding Crown Holdings?

Copies of our 2005 Annual Report on Form 10-K will be sent to all shareholders along with this proxy statement. Additional copies will be furnished without charge to shareholders upon written request. Exhibits to the Annual Report will be provided upon written request and payment of an appropriate processing fee. All written requests should be directed to: Regina H. Connolly, Corporate Secretary, Crown Financial Holdings, Inc., 525 Washington Boulevard, Jersey City, NJ 07310.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires that it file reports, proxy statements and other information with the Securities and Exchange Commission. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov . In addition, our Exchange Act filings may be inspected and copied at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and at the SEC’s regional offices at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

Information about Crown Holdings Stock Ownership

Which shareholders own at least 5% of Crown Holdings?

The common stock and Series A Preferred constitute our only voting securities. Each share of Series A Preferred is convertible into 1,000 shares of common stock and has voting rights on an as converted basis. The following table shows, as of the Record Date and to the best of our knowledge, all persons we know to be “beneficial owners” of more than 5% of the voting stock. On the Record Date, there were 18,463,902 shares of common stock and 7,807 shares of Series A Preferred issued and outstanding, respectively. This information is based, in part, upon information provided by certain shareholders. In the case of persons other than our officers and directors, the information is based on our records in the case of private placements of restricted securities and a review of Schedules 13D and 13G filed with the SEC.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	% Beneficially Owned
John P. Leighton (2)	4,966,725	17.6%
Rissington Investments (3)	3,548,000	13.5%
Mining Feasibility Capital Corp. (4)	3,210,000	12.2%
Sky Capital Holdings Ltd. (5)	2,272,728	8.7%
Sky Capital Enterprises, Inc. (5)	2,272,727	8.7%

(1)	Unless noted, the ownership of record of such shares of common stock or common stock equivalents are the person or entity named as beneficial owner and such person or entity has sole voting and dispositive power with respect to the shares of common stock or common stock equivalents owned by each of them. As to each person or entity named as beneficial owners, such person’s or entity’s percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days from the date hereof have been exercised or converted, as the case may be.

(2)	The number of shares beneficially owned by John P. Leighton includes: (i) 1,917,410 restricted shares of common stock owned directly by Mr. Leighton, (ii) 995,843 shares of common stock that Mr. Leighton may acquire from Martin H. Meyerson upon the exercise of a right of first refusal granted to Mr. Leighton by Mr. Meyerson (Right of First Refusal) pursuant to the January 14, 2003 Stockholders’ Agreement, (iii) 1,982,544 shares of common stock issuable directly to Mr. Leighton upon the exercise of options within 60 days and (iv) 70,928 unrestricted shares of common stock owned directly by Mr. Leighton. Under the Stockholder’s Agreement, before Mr. Meyerson sells any shares that he beneficially owns, the shares must first be offered to Mr. Leighton, and Mr. Leighton has two business days to exercise his Right of First Refusal. If he does not exercise his right, Mr. Meyerson has thirty days to sell the shares to whomever he wishes, after which the Right of First Refusal goes back into effect. As an exception, Mr. Meyerson is permitted to sell up to 100,000 shares in a twelve month period, but not to exceed 300,000 shares in the aggregate, without first offering the shares to Mr. Leighton. The Right of First Refusal terminates upon the earlier of (1) Mr. Meyerson’s death and (2) Mr. Leighton ceasing to be our director. Mr. Leighton requested administrative leave from his executive officer responsibilities on March 25, 2004 to devote his efforts to addressing certain regulatory matters arising out of his tenure with another NASD member firm. He remains our director.

(3)	Represents 3,548 shares of privately sold Series A Preferred, which are convertible into 3,548,000 shares of common stock, purchased by Rissington Investments during March and April 2005 in a privately negotiated transaction. The preferred stock share issuance was approved by our Board. The mailing address of Rissington Investments is Asia Centre, 9030 W. Sahara Avenue, Unit 416, Las Vegas, Nevada 89117.

(4)	Represents 3,210 shares of privately sold Series A Preferred, which are convertible into 3,210,000 shares of common stock, purchased by Mining Feasibility Capital Corp. during March and April 2005 in a privately negotiated transaction. The preferred stock share issuance was approved by our Board. The mailing address of Mining Feasibility Capital Corp. is 1350 E. Flamingo Road, Suite 342, Las Vegas, Nevada 89119.

(5)	Represents privately sold common stock shares of Group purchased by the Sky Capital entities in August 2004. Sky Capital Enterprises Inc., a Delaware corporation, and Sky Capital Holdings Ltd., an affiliate of Sky Enterprises, purchased 4,545,455 (split between the two Sky Capital entities) common stock shares. In addition to, and in connection with, the purchase of these shares, the Company and Sky Capital executed a Registration Rights Agreement (RRA) and an Investors’ Rights Agreement (IRA). Under the RRA, we agreed to prepare and file, on or before January 5, 2005, a registration statement with the SEC covering the Sky shares. Under the IRA, we agreed, among other things, to appoint Michael Recca, President of Sky Holdings and Sky Enterprises, as a non-voting advisor to or member of Group’s Board of Directors, at Sky Capital’s discretion, and to hold annual shareholder meetings within 180 days of January 31, 2005, our fiscal year end. On April 20, 2005, the Sky Capital entities filed an action against Group and Crown Holdings related to the RRA, as disclosed in detail in the “Directors and Executive Officers” discussion within this proxy. The common stock share issuances to the Sky entities were approved by our Board. The addresses of both Sky Capital Holdings Ltd. and Sky Capital Enterprises, Inc is 101 Wall Street, 2nd Floor, New York, NY 10005.

How much stock is beneficially owned by directors and executive officers of Crown Holdings?

The following table shows, as of the Record Date, the common stock owned by each director and executive officer. As of the Record Date, all of the present directors, as a group of four persons, own beneficially 5,164,225 shares (a beneficial ownership of 18.2%) and all of our present directors and executive officers, as a group of nine persons, own beneficially 5,424,828 shares (a beneficial ownership of 19%) of our common stock. Unless noted, all of such shares of common stock are owned as of Record Date by each person or entity named as beneficial owner and such person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. As to each person or entity named as beneficial owners, such person’s or entity’s percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days from the date hereof have been exercised or converted, as the case may be. Unless otherwise stated, the business address of each of the named individuals in this table is c/o Crown Financial Holdings, Inc., 525 Washington Boulevard, Jersey City, New Jersey 07310.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
John P. Leighton (1)	4,966,725	17.6%
Robert S. Thornton (2)	108,500	*
Alfred T. Duncan (3)(9)	92,500	*
Alan E. Feitell (4)	92,433	*
Henry Y. L. Toh (5)(9)	55,000	*
Jeffrey M. Hoobler (6)	54,000	*
Donald Shek (7)(9)	50,000	*
George L. Schneider (8)	5,670	*
Brian J. McCann	0	0%
All directors and executive officers as a group (9 people) (10)	5,424,828	19.0%

*	Less than 1%

(1)

The number of shares beneficially owned by John P. Leighton includes: (i) 1,917,410 restricted shares of common stock owned directly by Mr. Leighton, (ii) 995,843 shares of common stock that Mr. Leighton may acquire from Martin H. Meyerson upon the exercise of a right of first refusal granted to Mr. Leighton by Mr. Meyerson (Right of First Refusal) pursuant to the January 14, 2003 Stockholders’ Agreement, (iii) 1,982,544 shares of common stock issuable directly to Mr. Leighton upon the exercise of options within 60 days and (iv) 70,928 unrestricted shares of common stock owned directly by Mr. Leighton. Under the Stockholder’s Agreement, before Mr. Meyerson sells any shares that he beneficially owns, the shares must first be offered to Mr. Leighton, and Mr. Leighton has two business days to exercise his Right of First Refusal. If he does not exercise his right, Mr. Meyerson has thirty days to sell the shares to whomever he wishes, after which the Right of First Refusal goes back into effect. As an exception, Mr. Meyerson is permitted to sell up to 100,000 shares in a twelve month period, but not to exceed 300,000 shares in the aggregate, without first offering the shares to Mr. Leighton. The Right of First Refusal terminates upon the earlier of (1) Mr. Meyerson’s death and (2) Mr. Leighton ceasing to be our director. Mr. Leighton requested administrative leave from his executive officer responsibilities on March 25, 2004 to devote his efforts to addressing certain regulatory matters arising out of his tenure with another NASD member firm. He remains our director.

(2)	The number of shares beneficially owned by Robert S. Thornton includes (i) 25,000 restricted shares of common stock held in an IRA for the direct benefit of Mr. Thornton, and (ii) 83,500 shares of common stock issuable directly to Mr. Thornton upon the exercise of options.

(3)	The number of shares beneficially owned by Alfred T. Duncan includes (i) 20,000 restricted shares of common stock owned directly by Mr. Duncan and (ii) 72,500 shares of common stock issuable directly to Mr. Duncan upon the exercise of options.

(4)	The number of shares beneficially owned by Alan E. Feitell includes (i) 75,758 restricted shares of common stock owned directly by Mr. Feitell, (ii) 10,000 unrestricted shares of common stock owned directly by Mr. Feitell, and (iii) 6,675 shares of common stock issuable directly to Mr. Feitell upon the exercise of options.

(5)	The number of shares beneficially owned by Henry Y.L. Toh includes 5,000 shares of common stock owned indirectly by his spouse (Mr. Toh disclaims beneficial ownership of these securities) and (ii) 50,000 shares of common stock issuable directly to Mr. Toh upon the exercise of options.

(6)	The number of shares beneficially owned by Jeffrey M. Hoobler includes (i) 50,000 restricted shares of common stock held in an IRA for the direct benefit of Mr. Hoobler, and (ii) 4,000 shares of common stock owned indirectly by members of his family.

(7)	The number of shares beneficially owned by Donald Shek represents 50,000 shares of common stock issuable directly to Mr. Shek upon the exercise of options.

(8)	The number of shares beneficially owned by George L. Schneider represents 5,670 shares of common stock issuable directly to Mr. Schneider upon the exercise of options.

(9)	Independent director.

(10)	The number of shares beneficially owned by all directors and executive officers as a group includes (i) 2,013,168 restricted shares of common stock owned directly by members of the group; (ii) 2,250,889 shares of common stock issuable to members of the group upon the exercise of options; (iii) 995,843 shares of common stock issuable upon the exercise of a right of first refusal, (iv) 75,000 restricted shares of common stock held by IRA accounts for the direct benefit of members of the group; (v) 9,000 shares of unrestricted common stock owned indirectly by group members’ families; and (vi) 80,928 unrestricted shares owned directly by member’s of the group.

Do any of the officers and directors have an interest in the matters to be acted upon?

Messrs. Leighton, Duncan, Toh, and Shek are the nominees for re-election to the Board and therefore all have an interest in the outcome of Proposal 1. To the best of our knowledge, no directors or officers have an interest, direct or indirect, in any of the other matters to be acted upon.

Did directors, executive officers and greater-than-10% shareholders comply with Section 16(a) beneficial ownership reporting requirements during fiscal year ended January 31, 2005?

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of our equity securities with the SEC. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on the reports received and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements of Section 16(a) of the Exchange Act during the fiscal year ended January 31, 2005, except for the following individuals that inadvertently filed late reports, including John P. Leighton (5 Form 4, 1 Form 5), Jeffrey M. Hoobler (1 Form 4, 1 Form 5), Charles B. Kennedy III (1 Form 3, 1 Form 4, 1 Form 5), Alan E. Feitell (1 Form 3, 4 Form 4, 1 Form 5), Robert S. Thornton (1 Form 3, 2 Form 4, 1 Form 5); Alfred T. Duncan (1 Form 4, 1 Form 5), Donald Shek (1 Form 3, 1 Form 4, 1 Form 5), Susan S. Ciallella (1 Form 4), Andrew Wimpfheimer (former independent director) (1 Form 4, 1 Form 5) and Henry Y.L. Toh (1 Form 3, 1 Form 4, 1 Form 5).

Information about Directors and Executive Officers

Directors and Executive Officers

The following table sets forth certain information about our directors and executive officers as of June 10, 2005:

Name	Age	Position
John P. Leighton	49	Chairman, Chief Executive Officer, President and Director (1)

Jeffrey M. Hoobler	49	Interim Chief Executive Officer and Interim President (2)

Robert S. Thornton	46	Senior Vice President, Chief Financial Officer and Treasurer (3)

Alan E. Feitell	62	Senior Vice President and Manager of Equity Trading (4)

Brian J. McCann	50	Vice President, Head of Institutional Sales (5)

George Schneider	50	Head of Investment Banking

Alfred T. Duncan	61	Director (6) (7) (8) (9)

Donald Shek	55	Director (6) (7) (9)

Henry Y. L. Toh	47	Director (6) (7) (8) (9)

(1)	Requested administrative leave from his executive officer responsibilities on March 25, 2004 to devote his efforts to addressing certain regulatory matters arising out of his tenure with another NASD member firm.

(2)	Rejoined the company as Interim President and Chief Executive Officer on March 10, 2005. Mr. Hoobler had been Executive Vice President, Chief Operating Officer and a director of Group from January 14, 2003 through October 5, 2004 and subsequently served as Director of Marketing through January 14, 2005.

(3)	Appointed as Chief Financial Officer and Treasurer on March 9, 2004. Mr. Thornton had been Group’s Controller since September 8, 2003.

(4)	Appointed as Manager of Equity Trading on April 20, 2004. Mr. Feitell had been Co-Manager of OTC/Bulletin Board Trading since he joined the firm on May 1, 2003.

(5)	Rejoined the company as Vice President, Head of Institutional Sales on April 1, 2005.

(6)	Independent director.

(7)	Member of the Audit Committee.

(8)	Member of the Compensation Committee.

(9)	Member of the Nominating and Corporate Governance Committee.

Below are descriptions of the backgrounds of our executive officers and directors and their principal occupation for the last five years.

John P. Leighton, Chairman, Chief Executive Officer, President and Director. Mr. Leighton became our Co-Chairman, Chief Executive Officer and a Director in January 2003. Later in January 2003, he was named President and in April 2003 he became our Chairman. From November 2000 until joining the company, Mr. Leighton was a private investor. From March 1995 to November 2000, Mr. Leighton was Executive Vice President, Managing Director Global Institutional Sales at Knight Securities, L.P., a broker-dealer (Knight). Mr. Leighton received a B.S. degree in Business Administration from Niagara University.

Jeffrey M. Hoobler, Interim President, Chief Executive Officer. Mr. Hoobler joined the company as Executive Vice President and Chief Operating Officer in January 2003. From July 1997 through September 2001 and from July 2002 until joining the company, Mr. Hoobler served as Senior Vice President with responsibility, among other areas, for Institutional eCommerce Sales, Restricted Equities, and Sponsored Access for Institutions at Knight. Mr. Hoobler received a B.S. degree from the United States Naval Academy.

Robert S. Thornton, Senior Vice President, Chief Financial Officer and Treasurer. Robert S. Thornton joined the company on September 8, 2003 as Controller. Prior to that, he spent 10 years at Schroder & Co. Inc. as Director, Assistant Controller and Manager of Financial Planning and Analysis. Previously, he spent seven years at Smith Barney, Harris Upham as Managing Director, Manager of Financial Planning and Analysis. In addition, Mr. Thornton is a Certified Public Accountant and practiced in the financial services division of Arthur Andersen & Co. Mr. Thornton received his B.S. degree in Accounting from Lehigh University.

Alan E. Feitell, Senior Vice President, Manager of Equity Trading. Mr. Feitell joined the company on May 1, 2003 as Co-Manager of OTC/Bulletin Trading. Prior to that he spent two years at National Securities as Vice President and Manager of Over-the-Counter Trading. Previously, he spent twenty years at Alfred Securities, of which he was a Co-Founder. Mr. Feitell earned his B.S. degree in Economics from the Wharton School, University of Pennsylvania.

Brian J. McCann, Vice President, Head of Institutional Sales. Mr. McCann joined the company in May of 2003 as an Institutional Sales Trader. Prior to joining the company, he spent five years at Knight Securities, L.P., in a similar capacity. Additionally, Mr. McCann has 13 years experience with Troster Singer, now Spear Leads & Kellogg, where he was a market maker in Nasdaq securities. Mr. McCann received his B.A. degree from the State University of New York at New Paltz and an M.B.A. from Adelphia University.

George Schneider, Head of Investment Banking. Mr. Schneider joined the company in March 2002 as Head of Investment Banking. Prior to that Mr. Schneider was a senior investment banker for Credit Research and Trading LLC (1997-2001) and before that Houlihan, Lokey, Howard and Zukin, a national investment banking firm. Additionally, Mr. Schneider served as a fixed-income portfolio manager for Prudential Insurance Company and General Reinsurance Corporation involving tax-exempt and taxable securities in public and private markets. Mr. Schneider received his undergraduate degree from the Wharton School, University of Pennsylvania, with majors in Finance, Economics, Organizational Management and Entrepreneurial Management.

Alfred T. Duncan, Independent Director. Alfred T. Duncan joined the Board of Directors in January of 1997 and is currently a member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Duncan has been an independent management consultant since 1992, specializing in financial management for small growth firms. Prior to 1992, he held numerous senior positions with Commodore International, Ltd. including General Manager of Latin America and Eastern Europe (1990-1991) and General Manager of U. S. operations (1987-1990). He was President and Chief Executive Officer of Victor Technologies (1986-1987) and has held financial management positions with A. M. International, Abbott Laboratories, First National Bank of Chicago, and Ford Motor Company. He was Executive Vice President and Chief Financial Officer of On Site Sourcing Inc. (1998-2000) and Chief Financial Officer of the New Jersey Devils Franchise of the National Hockey League (1997-1998). He received an M.B.A. degree from Harvard University and a B.S.C.E. degree from Duke University.

Donald Shek, Independent Director. On June 1, 2004, the Board of Directors appointed Donald Shek to the Board, on September 9, 2004 he was appointed to the Audit Committee of the Board and on June 20, 2005 he was appointed to the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Shek is an independent consultant and CPA who has been involved in the securities industry since 1971, including as a broker with Financial West Group (1993-2002). Mr. Shek has been a registered Financial and Operations Principal and General Securities Principal with both public and private companies. Mr. Shek currently serves on the Board of Directors of National Auto Credit, Inc. (since 2003), The Volunteers of America of Colorado (since 1989) and the St. Francis Center (since 2000). Mr. Shek is a graduate of New York University and began his career at Arthur Andersen & Co. in the Financial Services Group.

Henry Y. L. Toh, Independent Director. On March 22, 2004, the Board of Directors appointed Henry Y. L. Toh to the Board of Directors and to the Audit and Compensation Committees of the Board of Directors. On June 20, 2005, Mr. Toh was appointed to Nominating and Corporate Governance Committee of the Board of Directors. Mr. Toh has served as an officer and director of several public companies, including (i) Acceris Communications Inc., a publicly held voice over IP company, and Four M International, Inc., a privately held offshore investment company, since 1992, (ii) Teletouch Communications Inc., a telecommunications company, since 2001; (iii) National Auto Credit, Inc., a specialized finance and entertainment company, since 1998; (iv) Bigmar, Inc., a Swiss pharmaceutical company, from 2002 through February 2004, (v) Isolagen Inc., a U.S. biotechnology company, since January, 2004 and (vi) Vaso Active Pharmaceuticals, Inc., a U. S. pharmaceutical company, since September 2004. Mr. Toh began his career with KPMG Peat, Marwick from 1980 to 1992, where he specialized in International Taxation and Mergers and Acquisitions. Mr. Toh is a graduate of Rice University.

No director, director nominee, officer or affiliate of the company, owner of record or beneficially of more than 5% of any class of our voting securities has, to our knowledge, during the last five years (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.

Each executive officer of our company is appointed by the Board of Directors and holds his office(s) at the pleasure and discretion of the Board. No director or executive officer is related to any other director or executive officer of the company or its subsidiaries, and there are no arrangements or understandings between a director and any other person that such person will be elected as a director. There are no material proceedings to which any director, director nominee, executive officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the subsidiaries or the company, or any associate of any such director, officer, affiliate or security holder is a party adverse to the company or any of its subsidiaries, except for the matter discussed in the succeeding paragraph:

Sky Matters

On December 23, 2004, Sky Capital Holdings Ltd. and Sky Capital Enterprises Inc., the investors in the August 2004 private placement (Sky Entities), made a written demand of rescission of their investment in securities of Crown Financial Group. Subsequent to the rescission demand, on April 20, 2005, Sky Entities filed an action against Group and Crown Holdings in the matter captioned Sky Capital Holdings, Inc. and Sky Capital Enterprises, Inc. v. Crown Financial Group, Inc. and Crown Financial Holdings, Inc., Civil Case No. 05 CV 4006, in the United States District Court for the Southern District of New York (Complaint). The Complaint alleges, among other things, that we breached the Registration Rights Agreement (RRA) by failing to register the Sky shares by January 5, 2005. In addition to requesting specific performance, in accordance with the agreement, the Complaint also requests that Sky be awarded damages and reimbursement for the cost of the litigation, in an amount to be determined at trial. We filed an answer on May 25, 2005 denying the allegations as well as cross-claiming for a declaratory judgment that we had not violated the RRA. As this litigation is in an early stage, we are unable to predict the outcome or reasonably estimate any range of loss, if any, that may result and accordingly, have not recorded any liability of any judgment or settlement that may result from the resolution of these matters. We intend to defend ourself vigorously in the foregoing action.

Nominees to the Board of Directors

Messrs. Leighton, Duncan, Toh, and Shek are nominees for election to the Board of Directors. In the event they are elected at the Annual Meeting, their respective terms of office will expire at our next annual meeting of shareholders or until their successors are elected and qualify.

Our Nominating Committee identifies new director candidates through recommendations from members of the Committee, our Board members and executive officers and will consider candidates who are recommended by security holders, as described in detail under “Director Nominations by Shareholders”, within this proxy statement.

The Board of Directors

The Board of Directors oversees the business affairs of our company and monitors the performance of our management. At the October 16, 2003 Annual Meeting of Shareholders, our shareholders voted to approve an amendment to our Certificate of Incorporation to eliminate the classification and staggered terms of our Board. Presently, our Board of Directors consists of 4 members, including Messrs. Leighton, Duncan, Toh, and Shek. The Board members discussed various business matters informally on numerous occasions throughout the fiscal year ended January 31, 2005. The Board held 4 regularly scheduled and 12 special meetings during the fiscal year ended January 31, 2005. No incumbent director attended less than 75% of the Board meetings during his tenure this fiscal year.

Committees of the Board of Directors

Our Board of Directors has designated three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee assists the Board in the oversight of the audit of the Company’s consolidated financial statements and the quality and integrity of its accounting, auditing and financial reporting processes. The Audit Committee is responsible for making recommendations to the Board concerning the selection and engagement of independent registered public accountants and for reviewing the scope of the annual audit, audit fees, results of the audit and auditor independence. The Audit Committee also reviews and discusses with management and the Board such matters as accounting policies, internal accounting controls and procedures for preparation of financial statements. During the fiscal year ended January 31, 2005, the Audit Committee held 4 regularly scheduled meetings and 12 special meetings. Its current members are Henry Y.L. Toh, Donald Shek and Alfred T. Duncan. Our Board has determined that each of the members of the Audit Committee meets the criteria for independence under the standards provided by the Nasdaq Stock Market, Inc. The Board has adopted a written charter for the Audit Committee, which can be found on our website at http://www.crownfin.com. A copy of the written Audit Committee charter was included as Appendix C to our proxy statement filed with the SEC in connection with our October 2003 annual shareholder meeting.

During the fiscal year ended January 31, 2005, Dilworth Paxson, LLP, a firm with which Susan S. Ciallella, a former director, was a partner, received fees in connection with legal services provided to us. Ms. Ciallella resigned as a Board member and a member of all three standing committee of the Board, effective as of February 15, 2005. She cited personal reasons for her resignation. As of June 10, 2005, Ms. Ciallella beneficially held no shares of our common stock.

Audit Committee Financial Experts. Our Board has also determined that Messrs. Toh and Shek, both members of the Audit Committee, are audit committees financial experts as defined by Item 401(h) of Regulation S-K under the Exchange Act and are “independent” within the meaning of Item 7(d)(3)(iv) of Schedule 14A.

Compensation Committee. The principal functions of the Compensation Committee are to evaluate the performance of our senior executives, to consider the design and competitiveness of our compensation plans, to review and approve senior executive compensation and to administer our equity compensation plans. In addition, the Committee also conducts reviews of executive compensation to ensure compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. Presently, the Compensation Committee’s members are Alfred T. Duncan and Henry Y.L. Toh. The Board has adopted a written charter for the Committee, which can also be found on our website at http://www.crownfin.com. During the fiscal year ended January 31, 2005, the Compensation Committee held 5 formal meetings.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed on April 21, 2004. Currently, Alfred T. Duncan, Donald Shek and Henry Y. L. Toh, all independent directors, are the members of the Nominating Committee. The Nominating Committee identifies candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the stockholders at each Annual Meeting. The Committee, among other things, annually assesses and reports to the Board on Board and Board Committee performance and effectiveness; and reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its committees. The Board has adopted a written charter for the Committee, which can be found on our website at http://www.crownfin.com. During the fiscal year ended January 31, 2005, the Committee held 1 formal meeting.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics within the meaning of Item 406(b) of Regulation S-K of the Securities Act of 1933. The Code applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.

The Code of Conduct and Ethics is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the ethics code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the Code of Conduct and Ethics.

A copy of the Codes can be found on our website at http://www.crownfin.com. We intend to satisfy the disclosure requirements regarding any amendments to, or waivers from, a provision of the Codes that applies to its principal executive, financial and accounting officers by posting such information on its website at the address set forth above. In addition, we undertake to provide a copy of the Codes to any person, at no charge, upon a written request. All written requests should be directed to: Regina H. Connolly, Corporate Secretary, Crown Financial Holdings, Inc., 525 Washington Boulevard, Jersey City, NJ 07310.

Director Nominations by Shareholders

Shareholders meeting the following requirements, who want to recommend a director candidate, may do so in accordance with our bylaws and the following procedures established by the Nominating Committee. We will consider all director candidates recommended to the Nominating Committee by shareholders owning at least 5% of our outstanding shares at all times during the year preceding the date on which the recommendation is made that meet the qualifications established by the Board. To make a nomination for director at an annual meeting, a written nomination solicitation notice must be received by the Nominating Committee at our principal executive office not less than 120 days before the one year anniversary date of our proxy statement being mailed to shareholders in connection with our previous annual meeting, or such other deadline that may be announced by the Board. The written nomination solicitation notice must contain the following material elements, as well as any other information reasonably requested by us or this Committee:

•	the name and address, as they appear on our books, of the shareholder giving the notice or of the beneficial owner, if any, on whose behalf the nomination is made;

•	a representation that the stockholder giving the notice is a holder of record of shares entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	a complete biography of the nominee, including full employment history, as well as consents to permit us to complete any due diligence investigations to confirm the nominee’s background, as we believe to be appropriate;

•	the disclosure of all special interests and all political and organizational affiliations of the nominees;

•	a signed, written statement from the director nominee as to why the director nominee wants to serve on our Board, and why the director nominee believes that he or she is qualified to serve;

•	a description of all arrangements or understandings between or among any of the shareholders giving the notice, the beneficial owner, if any, on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice;

•	such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC should the nominee be nominated by our Board of Directors; and

•	the signed consent of each nominee to serve as a director if so elected.

In considering director candidates, this Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate our success and represent shareholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to us of the director nominee’s skills and experience, which must be complementary to the skills and experience of the other members of the Board. For additional details, see the Nominating and Corporate Governance Committee Policies, which can also be found on our website at http://www.crownfin.com.

Communicating With the Board

The Board desires to foster open communications with its security holders regarding issues of a legitimate business purpose affecting our company. Each Board member is willing to accept correspondence. Communications from shareholders should be in the form of written correspondence and sent via registered mail or overnight delivery to our corporate office, care of the Corporate Secretary.

Electronic submissions of security holder correspondence will not be accepted. The correspondence shall include supporting documentation evidencing the security holder’s stock or other holdings in the company. The Corporate Secretary shall pass on any such communication, other than a solicitation for a product or service or a request for copies of reports filed with the Commission, to the appropriate Board member. Any security holder correspondence addressed generically to the Board of Directors will be forwarded to the Chairman of the Board.

Audit Committee Report

Our Annual Report on Form 10-K for the fiscal year ended January 31, 2005 is currently being audited by our independent registered public accountants. When the audit is completed, the Audit Committee will update and finalize the Audit Committee Report in accordance with the SEC rules and regulations.

[The Audit Committee has furnished the following report. The information contained in the “Audit Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The following paragraphs constitute the report of the Audit Committee for the fiscal year ended January 31, 2005. In accordance with SEC rules, this report shall not be deemed to be incorporated by reference into any statements or reports filed by us with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

Subsequent to the close of the 2005 fiscal year, the Audit Committee performed the following functions:

•	reviewed and discussed our audited financial statements with management;

•

discussed with our independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380). SAS 61 requires independent registered public accountants to communicate certain matters related to the scope and conduct of an audit, including the adequacy of staffing and compensation, to those who have responsibility for oversight of the financial reporting process, specifically the Audit Committee. Among the matters to be communicated to the Audit Committee are: (i) methods used to account for significant unusual transactions; (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accountant’s conclusions regarding the reasonableness of those estimates and (iv) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the consolidated financial statements in addition to discussing the adequacy and effectiveness of the accounting and financial controls (including our system to monitor and manage business risk) and legal and ethical compliance programs;

•	received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independent registered public accountant’s independence from our management and from us; and

•	based on the review and discussions above with our management and the independent registered public accountants concerning the quality of accounting principles, reasonableness of significant judgments, clarity of disclosures in the consolidated financial statements, results of the annual audit and other matters to be communicated to the Audit Committee by the independent registered public accountants under generally accepted auditing standards in the United States of America, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the most recent fiscal year for filing with the Securities and Exchange Commission.

Reported on by the Audit Committee:

Henry Y.L. Toh, Chairman

Alfred T. Duncan

Donald Shek]

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided to the Company by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted policies and procedures for the pre-approval of services provided by the independent registered public accountants. Such policies and procedures provide that management and the independent registered public accountants shall jointly submit to the Audit Committee a schedule of audit and non-audit services for approval as part of the Annual Plan for each fiscal year. In addition, the policies and procedures provide that the Audit Committee may also pre-approve particular services not in the Annual Plan on a case-by-case basis. Management must provide a detailed description of each proposed service and the projected fees and costs (or a range of such fees and costs) for the service. The policies and procedures require management and the independent registered public accountants to provide quarterly updates to the Audit Committee regarding services rendered to date and services yet to be performed.

As permitted under the Sarbanes-Oxley Act of 2002, the Audit Committee may delegate pre-approval authority to one or more of its members, for audit and non-audit services to a subcommittee consisting of one or more members of the Audit Committee. Any service pre-approved by a delegatee must be reported to the Audit Committee at the next scheduled quarterly meeting.

Compensation of Executive Officers and Directors

Summary Compensation Table

The following table sets forth the information regarding annual and long-term compensation with respect to the fiscal years ended January 31, 2005, 2004 and 2003, respectively, paid or accrued by us, to or on behalf of those persons who were, during the fiscal year ended January 31, 2005, our Chief Executive Officer and our most highly compensated executive officers serving as such as of January 31, 2005, whose compensation was in excess of $100,000 (Named Executive Officer).

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Other Annual Compensation $	(7) Restricted Stock Award(s) $	Securities Underlying Options (8) #	LTIP Payouts $	All Other Compensation (9) $
John P. Leighton (1) (7) Chairman, Chief Executive Officer, President and Director	2005 2004 2003	400,000 445,833 22,212	— — —	— — —	— — 397,500	— 2,047,631 —	— — —	— — —

Jeffrey M. Hoobler (2) (7) Interim Chief Executive Officer and President	2005 2004 2003	215,625 230,000 13,846	— 100,000 —	— — —	— — —	100,000 157,322 75,000	— — —	— — —

Charles B. Kennedy III (3) (7) Interim Chief Executive Officer and President	2005 2004 2003	179,936 — —	— — —	— — —	— — —	235,000 — —	— — —	— — —

Timothy M. Demarest (4) (7) Executive Vice President and Chief Technology Officer	2005 2004 2003	354,166 316,083 —	— 325,000 —	— — —	— — —	50,000 300,000 —	— — —	— — —

Alan E. Feitell (5) (7) Senior Vice President and Manager of Equity Trading	2005 2004 2003	83,959 33,750 —	— — —	236,111 106,108 —	— — —	65,000 7,500 —	— — —	— — —

Robert S. Thornton (6) (7) Senior Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	150,000 51,458 —	— — —	— — —	— — —	150,000 50,000 —	— — —	— — —

Note: This table should be read in conjunction with the descriptions of the respective employment agreements and the related amendments thereto, as provided in “Employment Agreements, Termination of Employment and Change-in-Control Agreements” discussion of this proxy statement.

(1)	Mr. Leighton commenced employment with Group on January 14, 2003. He received 750,000 shares of immediately vested, restricted common stock as a sign-on bonus at a fair market value of $0.53 per share. As of January 31, 2005, the value of the 750,000 shares of restricted stock awards outstanding was $165,000 at a fair market value of $0.22 per share. Mr. Leighton forfeited $343,269 and $22,212 of salary during fiscal 2004 and 2003, respectively, which are included in the figures in the table above. In addition, Mr. Leighton amended his original contract, reducing his salary to $400,000 beginning January 1, 2004, as provided in the “Employment Agreements, Termination of Employment and Change-in-Control Agreements” discussion of this proxy statement. The difference in salary between what Mr. Leighton was entitled to under the original contract as compared to the amendment is not reflected in the table above. Mr. Leighton requested administrative leave from his executive officer responsibilities on March 25, 2004 to devote his efforts to addressing certain regulatory matters arising out of his tenure with another NASD member firm.

(2)	Mr. Hoobler commenced employment with Group on January 14, 2003 as Executive Vice President and Chief Operating Officer and his contract expired on January 14, 2005. On March 10, 2005, Mr. Hoobler rejoined Crown Holdings as Interim President and Chief Executive Officer. Mr. Hoobler forfeited $12,500 of salary and $100,000 of bonus during fiscal 2004, which are included in the figures in the table above.

(3)	Mr. Kennedy commenced employment with Group on March 3, 2004 as Senior Vice President and Director of Institutional Sales and on March 25, 2004 he was appointed Interim President and Chief Executive Officer. Mr. Kennedy resigned from Crown Holdings as of March 10, 2005. Mr. Kennedy forfeited $8,333 of salary during fiscal 2005, which are included in the figures in the table above.

(4)	Mr. Demarest commenced employment with Group on February 18, 2003 and his contract expired on February 17, 2005. Mr. Demarest resigned effective as of February 17, 2005 upon the expiration of his employment agreement with the company. Of his total bonus for the fiscal year ended January 31, 2004, $225,000 was paid in the subsequent fiscal year. Mr. Demarest forfeited $29,167 of salary and $50,000 of bonus during fiscal 2004, which are included in the figures in the table above. In addition, Mr. Demarest did not receive $14,583 of salary during fiscal 2005 which is included in the figures in the table above and is the subject, among other matters, of litigation between Mr. Demarest and the company.

(5)	Mr. Feitell commenced employment with Group on May 1, 2003 as Co-Manager of OTC/Bulletin Board Trading and on April 20, 2004, he was appointed Manager of Equity Trading. Other Annual Compensation for Mr. Feitell represents commission payments. Mr. Feitell forfeited $4,167 of salary and $26,792 of commission payments during fiscal 2005, which are included in the figures in the table above.

(6)	Mr. Thornton commenced employment with Group on September 8, 2003 as Controller and on March 9, 2004 he was appointed Chief Financial Officer and Treasurer. Mr. Thornton forfeited $6,250 of salary during fiscal 2005, which are included in the figures in the table above.

(7)	The amounts shown in the column represent the dollar value of the common stock on the date of the grant of the restricted stock.

(8)	Indicates number of shares of common stock underlying options.

(9)	This table excludes perquisites and other personal benefits, unless such compensation represents greater than $50,000 or 10% of the total salary and bonus reported for each officer.

Option Grants in Last Fiscal Year

The following table contains information concerning options granted to the Named Executive Officers during the fiscal year ended January 31, 2005:

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date	(1) Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
Jeffrey M. Hoobler	100,000	5.8%	$0.41	9/7/2009	$11,328	$25,031

Charles B. Kennedy III	60,000	3.5%	$2.13	3/3/2009	$35,309	$78,023

Charles B. Kennedy III	75,000	4.4%	$1.83	3/24/2009	$37,920	$83,792

Charles B. Kennedy III	100,000	5.8%	$0.41	9/7/2009	$11,328	$25,031
Timothy M. Demarest	50,000	2.9%	$0.41	9/7/2009	$5,664	$12,515

Alan E. Feitell	50,000	2.9%	$0.41	9/7/2009	$5,664	$12,515

Alan E. Feitell	15,000	0.9%	$0.30	11/15/2009	$1,243	$2,747

Robert S. Thornton	50,000	2.9%	$1.83	3/24/2009	$25,280	$55,862

Robert S. Thornton	100,000	5.8%	$0.41	9/7/2009	$11,328	$25,031

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the particular option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

No options were exercised during the fiscal year ended January 31, 2005 by the Named Executive Officers from the Summary Compensation Table. The following table contains information concerning the number and value, at January 31, 2005, of unexercised options held by the Named Executive Officers:

Name	Number of Securities Underlying Unexercised Options at FY-End(#) (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options at FY-End ($) (Exercisable/Unexercisable)
John P. Leighton	1,982,544/65,087	0/0

Jeffrey M. Hoobler (1)	232,322/0	0/0

Charles B. Kennedy III (2)	135,000/100,000	0/0

Timothy M. Demarest (3)	200,000/150,000	0/0

Alan E. Feitell	5,850/66,650	0/0

Robert S. Thornton	83,500/116,500	0/0

(1)	Mr. Hoobler’s unvested options were cancelled when his contract expired on January 14, 2005. The 232,322 vested options were cancelled on April 14, 2005, three months following his contract expiration.

(2)	Mr. Kennedy’s options were cancelled on March 10, 2005, when he voluntarily resigned from the company.

(3)	Mr. Demarest’s contract expired on February 17, 2005, whereupon 150,000 options were cancelled immediately and 200,000 vested options were cancelled on May 17, 2005, three months following his contract expiration.

The following table sets forth information with respect to compensation plans (including individual compensation arrangements) under which shares of the Company’s common stock are authorized for issuance:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans at January 31, 2005	4,673,863	$2.00	1,069,970
Equity compensation plans at June 10, 2005	3,304,601	$2.22	2,439,232

All Company equity compensation plans have been approved by security holders.

Directors’ Compensation

Directors who are also employees do not receive compensation for their services as directors. Independent directors received options to purchase 50,000 shares of common stock during the 2005 fiscal year and will receive options to purchase 25,000 shares annually thereafter. Independent directors are compensated $12,500 per year for service on the Board of Directors plus an additional $5,000 per year for Audit Committee members (a total of $15,000 additional in the case of the Chairman of the Audit Committee). In addition, independent directors are compensated $1,000 for each in-person Board or Audit Committee meeting and $500 for each telephonic Board or Audit Committee meeting.

Compensation Committee Report on Executive Compensation

The following paragraphs constitute the report of the Compensation Committee of the Board of Directors on executive compensation policies for the fiscal year ended January 31, 2005.

The Compensation Committee of the Board of Directors (the “Committee”), consists entirely of independent directors in accordance with the rules of the Nasdaq Stock Market, Inc. The Committee oversees and administers the Company’s compensation program for its executive officers. The Committee bases its decisions on both individual performance and the Company’s financial results. All compensation decisions are made solely by the Committee.

Compensation Philosophy

The Committee is committed to implementing a compensation program that furthers the Company’s mission. The Committee therefore adheres to the following compensation policies, which are designed to support the achievement of the Company’s business strategies:

1.	Executives’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business unit and individual performance goals.

2.	A significant amount of pay for executives should be comprised of long-term, at-risk pay to focus management on the long-term interests of shareowners.

3.	The at-risk components of pay should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives with a close identification with the Company and aligns executives’ interests with those of the shareholders. This promotes a continuing focus on building profitability and shareowner value.

4.	Total compensation should enhance the Company’s ability to attract, retain, motivate and develop knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Company depends.

5.	If the Company’s performance is superior, total compensation should be paid above market median, commensurate with the level of success achieved.

Components of Compensation

The Company’s basic compensation package for executive officers currently consists of the following elements: annual base salaries, annual performance-based incentive bonuses and periodic stock option grants. For a summary of the executive compensation for fiscal year 2005, see the Summary Compensation Table under the heading “Compensation of Directors and Executive Officers” further ahead.

The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, we consider all elements of an executive’s total compensation package, including insurance and other benefits.

Base Salaries.

Base salaries are adjusted to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues, as well as external pay practices.

Incentive Bonuses.

The Company rewards its executive officers with annual incentive bonuses based upon the performance of the Company and of each individual executive. Bonuses are generally paid if the Company meets or surpasses certain annual objectives and if the executive meets or exceeds certain individual objectives. The annual objectives for the Company and the performance standards for executives are generally established by the Committee.

Stock Options.

In keeping with the Company’s philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of an executive’s total compensation package. These incentives are designed to motivate and reward executives for maximizing shareowner value and encourage the long-term employment of key employees. Our objective is to provide executives with above-average, long-term incentive award opportunities.

The Committee views stock options as its primary long-term compensation vehicle for the Company’s executive officers. Stock options generally are granted at the prevailing market price on the date of grant and will have value only if the Company’s stock price increases. Grants of stock options generally are based upon performance of the Company, the level of the executive’s position with the Company, compensation practices of the peer group of companies, and an evaluation of the executive’s past and expected future performance. The Committee grants stock options periodically, but not necessarily on an annual basis.

Compensation of the Chairman, Chief Executive Officer and President

The terms of compensation for the Company’s Chairman, Chief Executive Officer and President, John P. Leighton, are set forth in his executive employment agreement. The Committee reviewed and approved the terms and provisions of that agreement. Specific factors considered by the Committee included Mr. Leighton’s experience as an executive in a public company, reputation in the securities industry, his management background, personal integrity, judgment and ability to attract new customers.

Conclusion

We believe these executive compensation policies and programs serve the interests of stockholders and the Company effectively. The various compensation elements offered are designed to provide increased motivation for senior executives to contribute to the Company’s overall future success, thereby enhancing the value of the Company for the stockholders’ benefit.

Reported on by the Compensation Committee:

Alfred T. Duncan,

Henry Y.L. Toh

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

John P. Leighton Employment Agreement

John P. Leighton served as Chief Executive Officer during the 2004 fiscal year and through the commencement of his administrative leave on March 25, 2004, during which this employment agreement remains in force. His original agreement provided for base compensation of $450,000 for the 1st year of the agreement and $675,000 per year for the 2nd and 3rd years of the agreement. The agreement expires in January 2006. Mr. Leighton is eligible, during the term of the agreement, to receive a semi-annual cash bonus, subject to the company’s achieving certain pre-tax earnings, of 11% of the company’s pre-tax earnings. Mr. Leighton is also eligible to receive a performance bonus of $1,000,000 if the company’s revenues during any 12-month period during the term of the agreement are equal to or greater than $50,000,000 (but less than $100,000,000) and the company has pre-tax profit of $3,000,000 for such period. Mr. Leighton can only receive such performance bonus for reaching the $50,000,000 target once during the term of the agreement. If Mr. Leighton receives the $1,000,000 performance bonus, he will be eligible to receive an additional $2,000,000 performance bonus whenever the Company’s revenues during any 12-month period during the term of the agreement exceed $100,000,000 and the company has $5,000,000 pre-tax profit for such period. Mr. Leighton can only receive such additional performance bonus for reaching the $100,000,000 target once during the term of the agreement. Pursuant to the agreement, Mr. Leighton was issued 750,000 shares of our common stock. In addition, the agreement called for Mr. Leighton to be issued a warrant for 1,000,000 shares of common stock.

During the term of the agreement, if Mr. Leighton introduces the company to an unaffiliated third-party which consummates an acquisition transaction with the company resulting in a change of control, the company shall, upon the consummation of such transaction, as compensation for such introduction, pay Mr. Leighton in addition to all compensation provided for in the agreement and the acceleration of the warrants then held by Mr. Leighton, an aggregate sum of (i) $600,000 and (ii) the sum determined by multiplying (x) the number of unexercised warrants then held by Mr. Leighton, whether vested or not, by (y) the difference between (A) the per share price paid in the transaction (or the fair market value of the non-cash consideration paid if the purchase price is not paid in cash) and (B) the average closing price of the common stock for the last 45 days prior to the consummation of the transaction. Upon payment of the amounts set forth above and any other amounts then due Mr. Leighton under the agreement, with the consent of the acquiring entity, the agreement shall cease to have any further binding effect. On March 17, 2005, Mr. Leighton executed a written waiver and consent whereby he expressly undertook to waive his right to receive, if he were to become entitled, the additional compensation under his employment agreement associated with a change in control transaction, as it relates specifically to the preferred stock private placement transaction currently underway.

If payment or accrual for payment of the amount due Mr. Leighton pursuant to an incentive bonus or a performance bonus would cause the company to have less than $1,500,000 in Net Capital (as defined under the Exchange Act rules), the company is only required to pay Mr. Leighton, or accrue for payment, such amount of the incentive bonus or performance bonus as would allow the company to maintain Net Capital of not less than $1,500,000 and the balance of such incentive bonus or performance bonus will be forfeited by Mr. Leighton. Notwithstanding the above, in no event shall Mr. Leighton’s aggregate annual incentive bonus and performance bonus exceed 50% of the Company’s pre-tax earnings for any given year during the term of the agreement.

If Mr. Leighton’s agreement is terminated without cause, (i) the company will pay Mr. Leighton all base salary that would have been paid to him if he completed the term of the agreement, (ii) Mr. Leighton will be entitled to payment of the incentive bonus if the applicable pre-tax earnings target is met, (ii) Mr. Leighton will be entitled to payment of a performance bonus if the required revenues targets are achieved, and (iv) the warrants will be fully vested. Notwithstanding the foregoing, the company may satisfy its obligations to Mr. Leighton by paying him a lump sum of $1,500,000.

In September 2003, Mr. Leighton’s original agreement was amended to provide that he be issued 1,950,000 options subsequent to shareholder approval of the 2003 Equity Incentive Plan, in exchange for accepting cancellation of the original agreement to issue a warrant to purchase 1,000,000 shares of common stock at a pre-determined price. During the fiscal year ended January 31, 2004, Mr. Leighton agreed to several compensation forfeitures, the last of which was executed on January 16, 2004, whereby his contractual agreement was amended to provide for annual base compensation of $400,000 effective January 1, 2004.

Compensation Committee Interlocks and Insider Participation

Alfred T. Duncan and Henry Y.L. Toh, each being an independent director, are the current members of the Compensation Committee. In addition, during the last fiscal year John Leighton (executive officer on an administrative leave) also served on the Compensation Committee. However, during the last fiscal year, the Board maintained a separate 162(m) Committee, whose members were exclusively independent directors, which committee determined executive officer compensation. The Board terminated the 162(m) Committee and delegated its functions and responsibilities to the Compensation Committee.

No other executive officer currently serves on the Compensation Committee or any similar committee of another public company, one of whose executive officers sits on the Compensation Committee of our company.

Stock Option Plans

We currently have 3 outstanding stock option plans: (a) the 1993 Employees Stock Option Plan (1993 Plan) reserving 3,000,000 shares of common stock for the issuance of options; (b) the 2000 Stock Option Plan (2000 Plan) reserving 500,000 shares of common stock for the issuance of options; and (c) the 2003 Equity Incentive Plan (2003 Plan) reserving 4,500,000 shares of common stock for the issuance of options, (Plans). The Plans are available for the issuance of options to our employees, directors and consultants. The purpose of the Plans is to attract and retain employees with exceptional abilities and leadership qualities, and to ensure that their interests are aligned with the shareholders. The Plans provide for grants of non-qualified stock options, incentive stock options and restricted stock awards or any combination of the foregoing.

As of June 10, 2005, (a) a restricted stock award of 750,000 shares plus non-qualified stock options to acquire 1,449,647 shares of common stock have been granted (net of cancellations) under the 1993 Plan, of which 1,382,147 options have been exercised; (b) non-qualified stock options to acquire 409,941 shares of common stock have been granted under the 2000 Plan, of which 124,020 options have been exercised; (c) and warrants and non-qualified stock options to acquire 2,966,180 shares of common stock have been granted under the 2003 Plan, of which none have been exercised. The outstanding options and warrants to acquire the shares of common stock under the Plans have an exercise price ranging from $0.30 per share to $4.45 per share.

Share Performance Graph

The following graph compares the cumulative total return of our common stock with the Nasdaq Stock Market (U.S. Companies), and a Custom Peer Group (Peer Group). The Peer Group consists of companies of similar size and/or focus and includes LaBranche & Co., Inc. (LAB), Paulson Capital Corp. (PLCC), Investment Technology Group Inc. (ITG), Ladenburg Thalmann Financial Services, Inc. (LTS), and Westech Capital Corp. (WSTH). The graph assumes that $100 was invested on January 31, 2000 in our common stock and each index and that all dividends were reinvested. The indices are re-weighted daily, using the market capitalization on the previous tracking day. The comparisons shown in the graph below are based upon historical data. The stock price performance shown in the graph below is not necessarily indicative of, or intended to forecast, the potential future performance of Crown Holding’s common stock.

Crown Financial

	Period Ending
Index	01/31/00	01/31/01	01/31/02	01/31/03	01/31/04	01/31/05
Crown Financial	100.00	83.33	9.33	22.89	51.11	4.89
NASDAQ Composite	100.00	70.49	49.32	33.82	53.18	54.18
Custom Peer Group*	100.00	198.50	189.85	107.08	69.80	77.58

Source : SNL Financial LC, Charlottesville, VA					(434) 977-1600
©2005

Certain Relationships and Related Transactions

On June 30, 2004, Group and John P. Leighton, its Chairman of the Board of Directors, on the one hand, and Sanville and Company and its principal, Robert Sanville (Sanville), on the other hand, entered into an Amended Release and Settlement Agreement (Settlement). Under the Settlement, Group and John P. Leighton agreed to release and discharge Sanville from all claims which Group could assert against Sanville relating to the auditing services rendered to Group by Sanville, in consideration for a $700,000 payment by Sanville to Group. Mr. Leighton did not receive any consideration from Sanville. Sanville served as Group’s independent auditor from March 1, 2002 to June 12, 2003. Group received the consideration payable under the Settlement on June 30, 2004.

On July 28, 2004, Group entered into a Stock Repurchase Agreement (Repurchase Agreement) with ViewTrade Holding Corporation, a Delaware corporation (ViewTrade), pursuant to which Group agreed to sell its entire beneficial interest in ViewTrade to ViewTrade. Under the Repurchase Agreement, Group agreed to divest itself of 793,981 shares of common stock of ViewTrade, which shares represented approximately 16% of ViewTrade’s outstanding securities (Shares).

In turn, ViewTrade agreed to pay the purchase price in the amount of $250,000 for the Shares. The closing of the Repurchase Agreement occurred on July 29, 2004. Contemporaneously with the closing of the Shares repurchase, Timothy Demarest, Group’s then Executive Vice President and Chief Technology Officer, agreed to resign as a member of ViewTrade’s Board of Directors. Group acquired its beneficial interest in ViewTrade when Group’s former subsidiary, eMeyerson.com, Inc. merged into a wholly-owned subsidiary of ViewTrade on July 25, 2001. Until February 29, 2004, ViewTrade subleased approximately 5,800 square feet of the 35th floor space from Group, which resulted in sublease income of approximately $214,310 for the year ended January 31, 2004.

During the year ended January 31, 2005, the Company sold in privately negotiated transactions 732,946 shares of our common stock, not registered under the Securities Act of 1933, to directors, executive officers, and their respective family members, for gross proceeds of $512,226. These sales were made pursuant to Section 4(2), Section 4(6) and/or 3(b) of the Securities Act and on Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws and were approved by our Board. Appropriate legends were affixed to the certificates representing the securities issued. All of the proceeds from these share issuances were used for our working capital purposes, to increase our level of shareholders’ equity and net capital as required under the Exchange Act.

Principal Accountant Fees and Services

Marcum & Kliegman LLP (M&K) were our independent registered public accountants (Principal Accountant) for the fiscal year ended January 31, 2005 and Ernst & Young, LLP (E&Y) was our Principal Accountant for the fiscal year ended January 31, 2004 and both were responsible for performing independent audits of the consolidated financial statements in accordance with generally accepted auditing standards in the United States of America.

On July 13, 2004, E&Y informed Group that it declined to stand for re-election as the Company’s Principal Accountant for the fiscal year ended January 31, 2005. On September 7, 2004, our Audit Committee and our Board of Directors selected BDO Seidman, LLP (BDO) as our Principal Accountant to audit our consolidated financial statements for the fiscal year ended January 31, 2005. However, on April 15, 2005, Crown Holdings terminated BDO as its Principal Accountant, without cause, and on April 21, 2005, our Audit Committee and our Board of Directors selected M&K as our Principal Accountant to audit our consolidated financial statements for the fiscal year ended January 31, 2005. The Company filed Current Reports on Form 8-K in connection with these events.

Our shareholders are being asked to ratify the appointment of M&K as our Principal Accountant. We have been informed that neither M&K nor any of its partners have any direct financial interest or any material indirect financial interest in the Company nor have had any connection during the past three years with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representative(s) of M&K are expected to be present at the Annual Meeting and will be available to respond to questions. In the event that ratification of this selection of auditors is not approved by the stockholders, we will reassess our selection of auditors.

Fees paid to our Principal Accountants for each of the past two years are set forth below. All fees paid to our Principal Accountants were pre-approved by the Audit Committee.

	Fiscal year ended
	1/31/05*	1/31/04**
Audit fees	$212,765	$375,000
Audit-related fees	66,136	45,600
Tax fees	0	0
All other fees	62,500	211,100

Total fees paid to Principal Accountant	$341,401	$631,700

*	Fees paid to M&K, BDO or E&Y. See below for details.

**	Fees paid to E&Y.

Audit Fees

Audit fees of $212,765 and $375,000 during the fiscal years ended January 31, 2005 and 2004 respectively, were for professional services rendered for the audit of our annual consolidated financial statements for the fiscal years ended January 31, 2005 and 2004, the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended January 31, 2005 and 2004 and services in connection with our statutory and regulatory filings for the fiscal years ended January 31, 2005 and 2004. Of the $212,765 amount incurred during the fiscal year ended January 31, 2005, $92,765 was paid or accrued related to BDO’s review of the second and third quarter Forms 10-Q and their preliminary audit work associated with the fiscal year ended January 31, 2005, and $120,000 was accrued related to M&K’s work associated with the audits of the broker dealer Annual Audit Report as well as the Form 10-K for the fiscal year ended January 31, 2005.

Audit-Related Fees

Audit related fees of $66,136 accrued for BDO and $45,600 paid to E&Y during the fiscal year ended January 31, 2005 and 2004 were for assurance and related services rendered that are reasonably related to the audit and reviews of our consolidated financial statements for the fiscal years ended January 31, 2005 and 2004, exclusive of the fees disclosed as Audit Fees above. These fees include benefit plan audits and accounting consultations.

Tax Fees

We did not incur fees from our Principal Accountants related to tax compliance or consulting and planning services rendered during the fiscal years ended January 31, 2005 and 2004.

All Other Fees

Other fees of $62,500 and $211,100 during the fiscal year ended January 31, 2005 relate to services provided by E&Y to support the Company’s financial restatement efforts.

Annual Meeting Proposals

Proposal 1

To elect directors, each to serve until the next shareholder meeting or until his successor has been duly elected and qualified

At the October 16, 2003 shareholder meeting, our shareholders approved an amendment to our Certificate of Incorporation eliminating the classification and staggered terms of the Board of Directors. Presently, the Board of Directors consists of 4 members, including John P. Leighton, Alfred T. Duncan, Henry Y.L. Toh, and Donald Shek (Director Nominees). At its June 20, 2005 meeting, the Nominating and Corporate Governance Committee of the Board concluded that the re-election of the Director Nominees would be in our best interests and recommended that the shareholders approve their re-elections. If elected, each Director Nominee will serve until the next annual meeting of shareholders or until his successor is duly elected and qualified. For biographical and other relevant information on the Director Nominees please refer to “Information about Directors and Officers” discussion in this proxy statement.

The persons named in the proxy will vote for these Director Nominees, except where authority has been withheld as to a particular nominee. Although the Board of Directors does not contemplate that any of the Director Nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of any other person the Board of Directors may choose as a substitute nominee.

Vote Required and Board Recommendation

A plurality of the eligible votes cast is required to elect director nominees. A nominee who receives a plurality means he has received more votes than any other nominee for the same director’s seat. So, if you do not vote for the nominee, or you indicate “withhold authority to vote” for the nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Owners of common stock are not entitled to cumulative voting in the election of directors. The Board recommends that stockholders vote FOR these Director Nominees.

Proposal 2

To ratify appointment of Marcum & Kliegman LLP as our independent registered public accountants.

The Audit Committee of the Board of Directors has concluded that the engagement of Marcum & Kliegman LLP (M&K) as our independent registered public accountants is in the best interests of our company and its shareholders. The Audit Committee engaged M&K on April 21, 2005 after terminating the engagement of BDO Seidman, LLP without cause on April 15, 2005 and subsequent to Ernst & Young LLP’s declination to stand for reelection as our independent registered public accountants for an additional fiscal year. M&K will audit and report on our consolidated statement of financial condition as of January 31, 2006 and the consolidated statement of operations, changes in shareholders’ equity and cash flows for the same fiscal period. M&K will also perform a review of unaudited condensed consolidated quarterly financial statements to be included in our quarterly reports on Form 10-Q.

The Audit Committee, prior to recommending the appointment of M&K, considered the qualifications of that firm, including its reputation for integrity, competence in the fields of accounting and auditing and its independence. We have been informed that neither M&K nor any of its partners have any direct financial interest or any material indirect financial interest in Crown Holdings, nor have had any connection during the past three years with the company in the capacity of promoter, underwriter, voting trustee, officer, director or employee. For information relating to the departure of the prior accountants, engagement of M&K and audit fees and other related information, please refer to “Principal Accountant Fees and Services” discussion in this proxy statement.

Our shareholders are being asked to consider and ratify this appointment. M&K representative(s) are expected to be present at the Annual Meeting to make a statement if so desired and to respond to any appropriate questions.

Vote Required and Board Recommendation

The vote of the holders of a majority of stock having voting power present in person or represented by proxy at the Annual Meeting is required for approval of Proposal 2. Our Board unanimously recommends a vote FOR the ratification of this Proposal 2.

Proposal 3

To approve an amendment to our Certificate of Incorporation increasing the authorized number of common stock shares from 25,000,000 to 75,000,000 and the authorized number of preferred stock shares from 200,000 to 1,000,000.

The Board of Directors recommends increasing our authorized number of shares of common stock, par value $.01 per share, from 25,000,000 to 75,000,000 shares and the authorized number of shares of preferred stock, par value $.01 per share, from 200,000 to 1,000,000. Specifically, the Board of Directors recommends amending Article FIFTH of the Certificate of Incorporation of Crown Holdings by deleting the existing language in its entirety:

“FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 25,200,000 shares consisting of one class of 25,000,000 shares of Common Stock having a par value of $.01 per share (the “Common Stock”) and one class of 200,000 shares of Preferred Stock having a par value of $.01 per share (the “Preferred Stock”), of which 30,000 shares of Preferred Stock are designated as Series A Convertible Preferred Stock (the “Series A Preferred”).”

and substituting with the following language:

“FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 76,000,000 shares consisting of one class of 75,000,000 shares of Common Stock having a par value of $.01 per share (the “Common Stock”) and one class of 1,000,000 shares of Preferred Stock having a par value of $.01 per share (the “Preferred Stock”), of which 30,000 shares of Preferred Stock are designated as Series A Convertible Preferred Stock (the “Series A Preferred”).”

Appendix A, attached at the end of this proxy statement contains Crown Holdings’ Certificate of Amendment to the Certificate of Incorporation. If approved by the requisite shareholder vote, the proposed amendment to the Certificate of Incorporation will be filed with the Secretary of State of the State of the New Jersey. We reserve the right to modify the form of the proposed amendment to the extent that it may be necessary to do so in order to comply with applicable law.

Reasons and Effect of the Increase in Authorized Number of Shares

Presently, our Certificate of Incorporation authorizes the issuance of up to 25,200,000 shares of capital stock, including 25,000,000 shares of common stock, of which 18,463,902 shares were issued and outstanding and 5,743,833 were reserved to satisfy the obligations of the option plans at the close of business on the Record Date.

We require additional authorized shares of our common stock for issuance in future private placements to raise capital for business and working capital purposes, including complying with net capital and other regulatory requirements, plus to establish a reserve against 200,000 shares of preferred stock, of which 7,807 shares were issued and outstanding as of the close of business on the Record Date.

Our Board believes that it is prudent to have additional shares of common stock available for other proper general corporate purposes approved by the Board of Directors including strategic alliances, acquisitions, equity financings and grants of stock options. To the extent that the Board determines to issue additional shares in the future, such issuance could dilute the voting power of existing shareholders, including a person seeking control of our company and, thus, deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction. The additional capital stock generally would be available for issuance without any requirement for further shareholder approval, unless shareholder action is required by applicable law, our governing documents, or the rules of any stock exchange on which our securities may then be listed.

The proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the company, it may be possible for the company to endeavor to impede the attempt by issuing common stock shares, which would dilute the voting power of the other outstanding shares and increasing the potential cost to acquire control of the company. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our shareholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current Board, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the company’s business. However, the Board of Directors is not aware of any attempt to take control of the company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Based on the foregoing, our Board believes it necessary to authorize additional shares of our common stock for possible future issuances. The proposed amendment will authorize (i) additional future issuances of up to 50,000,000 shares of common stock, thus increasing the total authorized common stock to 75,000,000 shares and (ii) additional future issuances of up to 800,000 shares of preferred stock, thus increasing the total authorized preferred stock to 1,000,000 shares. Therefore, as a result of the proposed amendment, our total authorized capital stock will increase to 76,000,000 shares. The proposed amendment will not take effect until it is filed with the State of New Jersey.

There can be no assurances, nor can our Board predict what effect, if any, this proposed amendment will have on the market price of our common stock. As of June 14, 2005, the closing per share price for our common stock, as traded in the Pink Sheets (CFGI.PK) was $0.05.

Vote Required and Board Recommendation

The affirmative vote of two-thirds of the shares of each class outstanding and entitled to vote on the proposal at the Annual Meeting is required for approval of Proposal 3. Upon approval by the required shareholder vote, the amendment will become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the Department of State of the State of New Jersey, which filing is anticipated to occur shortly following the Annual Meeting. A copy of this Amendment is included as Appendix A to this proxy statement for your reference. Our Board unanimously recommends a vote FOR the approval of this Proposal 3.

Other Proposed Actions

Our Board of Directors does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters, which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

Shareholder Proposals and Submissions

The Board of Directors presently intends to hold our next Annual Meeting on or about June 30, 2006. A proxy statement and notice of this meeting will be mailed to all shareholders approximately one month prior to that date. Shareholder proposals submitted for inclusion in the Proxy Statement for the 2006 Annual Meeting of Shareholders must be received by the Company at the Company’s corporate headquarters address and must be submitted in accordance with Rule 14a-8 of the Exchange Act on or before February 28, 2006. All shareholder proposals received after such date will be considered untimely and will not be included in the proxy statement for the 2006 Annual Meeting. If a shareholder intends to submit a proposal from the floor of the Company’s 2006 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the shareholder must provide written notice to the Company no later than February 28, 2006.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.

By Order of the Board of Directors

CROWN FINANCIAL HOLDINGS, INC.

/s/ REGINA H. CONNOLLY
Regina H. Connolly
Corporate Secretary

June 20, 2005

APPENDIX A

DRAFT

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

CROWN FINANCIAL HOLDINGS, INC.

A New Jersey corporation

Crown Financial Holdings, Inc. (the “Corporation”) hereby certifies that:

A.	The Corporation was originally incorporated on November 1, 2004, a Certificate of Amendment of Certificate of Incorporation was filed on March 7, 2005, and a Certificate of Correction of Certificate of Incorporation was filed on April 18, 2005 (the “Certificate of Incorporation”).

B.	The Amendment to the Certificate of Incorporation set forth herein (the “Amendment”) was duly adopted in accordance with the provisions of Section 14A:9-2(4) of the New Jersey Business Corporation Act (the “Act”) by a resolution of the Board of Directors approving the Amendment and directing that the Amendment be submitted to a vote at a meeting of shareholders, by written notice setting forth the proposed Amendment being given to each shareholder of record entitled to vote thereon within the time and manner as provided for in the Act for the giving of notice of a meeting of shareholders and by adoption of the Amendment by the vote of two-thirds of the holders of all stock outstanding and entitled to vote thereon.

C.	On July 28, 2005, the Corporation held its annual meeting of shareholders. The number of shares outstanding and entitled to vote at such meeting was [ ]. At such meeting, by a vote of [ ] for and [ ] against, the shareholders voted to delete the Article FIFTH of the Certificate of Incorporation in its entirety and to replace it to read as follows:

“FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 76,000,000 shares consisting of one class of 75,000,000 shares of Common Stock having a par value of $.01 per share (the “Common Stock”) and one class of 1,000,000 shares of Preferred Stock having a par value of $.01 per share (the “Preferred Stock”), of which 30,000 shares of Preferred Stock are designated as Series A Convertible Preferred Stock (the “Series A Preferred”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by its authorized officer this [    ]th day of July, 2005.

CROWN FINANCIAL HOLDINGS, INC.

By:		/s/ ROBERT S. THORNTON
	Name:	Robert S. Thornton
	Title:	Chief Financial Officer

PROXY

ANNUAL MEETING OF SHAREHOLDERS OF

CROWN FINANCIAL HOLDINGS, INC.

July 28, 2005

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John P. Leighton and Robert S. Thornton and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held on July 28, 2005 at 8 a.m. local time at Courtyard by Marriott Jersey City/Newport, 540 Washington Boulevard, Jersey City, New Jersey 07310, or at any adjournment thereof, upon the matters set forth in the proxy statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

1.	To elect directors, each to serve until the next shareholder meeting or until his successor has been duly elected and qualified.

01) John P. Leighton	03) Alfred T. Duncan
02) Henry Y.L. Toh	04) Donald Shek

☐	FOR ALL
☐	WITHHOLD FOR ALL
☐	FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominees name on the line below.

2.	To ratify the appointment of Marcum & Kliegman LLP as our independent registered public accountants.

☐    FOR                                 ☐    AGAINST                                 ☐    ABSTAIN

3.	To approve an amendment to our Certificate of Incorporation increasing the authorized number of common stock shares from 25,000,000 to 75,000,000 and the authorized number of preferred stock shares from 200,000 to 1,000,000.

☐    FOR                                 ☐    AGAINST                                 ☐    ABSTAIN

4.	To transact any other business that may properly be presented at the Annual Meeting or any adjournment thereof.

NOTE:   When shares are held by joint tenants, both should sign. Persons signing as Executor, Administrator, Trustee, etc. should so indicate. Please sign exactly as the name appears on the proxy.

Please indicate if you plan to attend this meeting

☐    YES                     ☐    NO

Dated:	Signature

Dated:	Signature if held jointly

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO TRANSACT ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.